Exhibit 99.1

	Contact:	Joseph F. Abely, President (781) 251-4119
\FOR IMMEDIATE RELEASE\
John Swanson Swanson Communications, Inc. (516) 671-8582

LOJACK CORPORATION REPORTS SECOND QUARTER 2004 RESULTS

•	Net income rises 39% versus second quarter 2003 on 15% revenue growth
•	Revenues and earnings increase over prior year for the 7th consecutive quarter

        Westwood, MA. August 3, 2004 — LoJack Corporation (NASDAQ NMS: “LOJN”) reported today that revenue for the second quarter ended June 30, 2004 increased by 15% to $35,939,000, compared to $31,312,000 for the same period a year ago. Net income increased by 39% to $2,381,000, or $0.15 per diluted share, compared to net income of $1,707,000, or $0.12 per diluted share, for the second quarter a year ago.

        Revenues for the six months ended June 30, 2004 increased by 15% to $68,085,000, compared to revenues of $59,054,000 for the same period a year ago. Net income increased by 48% to $3,959,000, or $0.25 per diluted share, for the first six months of 2004, compared to $2,671,000, or $0.18 per diluted share, for the first six months of 2003.

        Domestic revenues for the second quarter increased by 9% to $28,438,000, compared to $25,989,000 for the same period a year ago. International revenues for the second quarter increased by 41% to $7,501,000, compared to $5,323,000 for the same period a year ago, reflecting strong product sales to licensees in South Africa, France, Spain, Ecuador and Mexico. For the first six months of 2004, domestic revenues of $54,736,000 exceeded the prior year by $6,106,000, or 13%, while international revenues of $13,349,000 exceeded the prior year by $2,925,000, or 28%.

        Consolidated gross margin for the second quarter was 53%, compared to 52% for the same period a year ago. Domestic gross margin for the second quarter was 55%, compared to 53% for the same period a year ago, primarily reflecting the results of the company’s alternative installation program that helped drive a 9% increase in revenue with only a 4% increase in total installation expense. International gross margin for the second quarter was 45%, compared to 44% for the same period a year ago. Consolidated gross margin for the six months of 2004 was 52%, compared to 51% for the same period in 2003. Domestic gross margin for the first six months of 2004 was 54%, compared to 52% for the same period a year ago, while international gross margin was 45%, the same as a year ago.

        Operating income for the second quarter increased 38% to $3,866,000, from $2,793,000 for the same period a year ago. For the first six months of 2004 operating income increased 46% to $6,423,000, compared to $4,385,000 for the same period a year ago. The growth in operating income reflects increased revenues and gross margin, partially offset by increased operating expenses, including product development expense related primarily to the design of the next generation LoJack Unit, and other general and administrative expenses associated with the company’s strategic plan for growth and expansion to new international markets including China and Italy.

        The company’s cash balance at the end of the second quarter of 2004 was $8,009,000, up from $4,746,000 as of December 31, 2003. Cash flow from operating activities in the first six months of 2004 included net income of $3,959,000 and a net increase in deferred revenue of $2,967,000. The company records additions to deferred revenue for its Early Warning product, international license fees, and certain warranty products. The company receives full payment for these products at the time of the transaction, but recognition of the related revenue is spread over the expected life of the product or the term of the agreement. These increases in operating cash flow were partially offset by a net increase in working capital and other operating accounts of $5,191,000.

        In announcing the results, Ronald J. Rossi, chairman, said, “We are again pleased with the continued momentum in both revenue and profit growth, and increased cash flow. Our revenues and earnings per share have consistently exceeded the same quarter a year earlier since the fourth quarter of 2002. Our investments in product development and new relationships with distributor and installation partners are contributing to our net income in the second quarter growing by 39%, compared to the same period a year ago, and growing by 48% for the first six months of 2004, compared to the same period a year ago. While our net income grew by 39% and 48% in the second quarter of 2004 and six months of 2004, respectively, our diluted earnings per share grew by 25% and 39%, respectively, reflecting the increase in weighted average diluted common shares outstanding as a result of new shares issued under our employee stock purchase plan, the exercise of existing stock options, and increased stock options that have been included because the stock options’ exercise prices were less than the average market price of the common stock.

        “Our second quarter domestic unit volumes grew by 16% compared to the growth in new car sales of slightly under 1% during this same period. In addition, our domestic revenue grew by 9% in the second quarter while our domestic gross margin increased by 13%. The continued growth in our domestic unit sales, revenue and gross margin reflects the successful transition from a fixed installation expense base at the end of 2002 to a higher proportion of variable installation expenses during the second quarter of 2004. While installed domestic units increased by 16% in the first six months of 2004 compared to the same period a year ago, our total installation expense has grown by only 4%, resulting in average direct installation labor cost per unit decreasing by 10%. We expect this trend in increased revenues and improved profitability of domestic unit sales to continue as we shift more business to alternative installation.

        “Internationally, our unit sales volumes also increased significantly from the same period a year ago, led by our licensees in South Africa, France, Brazil, Spain and Mexico. Our international business provided approximately 20% of total company revenues for the first half of 2004, and continues to represent a large opportunity for future growth through existing and potential new markets where we are not currently operating. As previously announced, we have recently secured the rights to use a single national radio frequency to operate our stolen vehicle recovery network in the People’s Republic of China.”

        LoJack Corporation, the premier worldwide marketer of wireless security and location products and services, is the leader in global stolen vehicle recovery. Its stolen vehicle recovery system, the only system delivering a better than 90% success rate, is uniquely integrated into law enforcement agencies in the United States that use LoJack’s in-vehicle tracking equipment to recover stolen vehicles. LoJack operates in 22 states and the District of Columbia, representing areas of the country with the greatest population density, and highest number of new vehicle sales and incidence of vehicle theft. In addition, LoJack technology is utilized by law enforcement and security organizations in more than 25 countries throughout Europe, Africa and Latin America.

        To access the webcast of the company’s conference call to be held at 9:00 AM EST, Tuesday, August 3, 2004, log onto: http://phx.corporate-ir.net/playerlink.zhtml?c=78604&s=wm&e=923746. An archive of the webcast will be available through www.lojack.com (click “About LoJack Corporation”, click “Investor Relations”, click “Earnings Conference Call Webcast”) until superseded by the next quarter’s earnings release and related webcast.

        From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risk and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; the extent of the company’s use of third party installers and distributors; capacity and supply constraints or difficulties; the company’s ability to successfully expand its operations and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2004.

        The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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LoJack Corporation
Condensed Income Statement Data (Unaudited)
(Dollars in thousands except share and per share amounts)

	Three Months Ended June 30,

	2004	2003

Revenues	$ 35,939	$ 31,312
Gross margin	18,931	16,165
Product Development	1,357	889
Sales & marketing	8,524	8,508
General, administrative and depreciation	5,184	3,975
Operating income	3,866	2,793
Pre-tax income	3,894	2,799
Net income	2,381	1,707

Diluted earnings per share	$ 0.15	$ 0.12
Weighted average diluted common
shares outstanding	15,845,211	14,780,329

	Six Months Ended June 30,

	2004	2003

Revenues	$ 68,085	$ 59,054
Gross margin	35,346	29,960
Product Development	2,818	1,565
Sales & marketing	16,132	15,581
General, administrative and depreciation	9,973	8,429
Operating income	6,423	4,385
Pre-tax income	6,480	4,379
Net income	3,959	2,671

Diluted earnings per share	$ 0.25	$ 0.18
Weighted average diluted common
shares outstanding	15,639,028	14,760,005

LoJack Corporation
Condensed Balance Sheets (Unaudited)
(Dollars in thousands)

	June 30, 2004	December 31, 2003
Assets

Current assets:
Cash	$ 8,009	$ 4,746
Accounts receivable, net	27,903	23,216
Inventories	9,581	10,038
Deferred taxes and other assets	5,008	4,325

Total current assets	50,501	42,325

Property and equipment, net	13,470	14,482
Deferred taxes and other assets	8,600	7,767

Total assets	$72,571	$64,574

Liabilities and stockholders' equity

Current liabilities:
Current portion of capital leases	$ 510	$ 875
Accounts payable	7,633	8,999
Accrued and other liabilities	2,908	2,492
Deferred revenue	5,819	4,856
Accrued compensation	3,365	3,531
Total current liabilities	20,235	20,753

Accrued compensation and other long term liabilities	168	272

Deferred revenue	16,191	14,187

Capital lease obligations	--	174

Total liabilities	36,594	35,386

Stockholders' equity	35,977	29,188
Total liabilities and
Stockholders' equity	$72,571	$64,574

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About LoJack Corporation”, click “Investor Relations”, click “Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516) 671-8582.